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                                   EXHIBIT 10.21




WHEREAS, the Board of Directors of the Corporation deems it advisable to make certain provisions in the event that a change in control of the Corporation occurs; and

WHEREAS, for purposes of the following resolutions, a change in control shall be deemed to have occurred if any partnership, corporation or any person, group or entity shall acquire beneficial ownership of a majority of the outstanding shares of capital stock of the Corporation entitled to vote together without regard to class for the election of directors ("Change in Control");

NOW, THEREFORE, BE IT

     RESOLVED, that if a Change in Control occurs, each director of the Corporation who is not an employee of the Corporation or a subsidiary thereof and who does not continue to serve as a director of the Corporation during any part of the two year period following such Change in Control for reasons other than voluntary resignation or voluntary choice not to stand for re-election:

     1. Shall be paid a lump sum amount equal to five times the amount of the director's annual retainer being paid by the Corporation at the time he or she shall cease to be a director, to be paid within 90 days of ceasing membership as a director of the Corporation;


     2. Shall have five years as a director added to his completed years as a director for purposes of calculating benefits to be paid pursuant to the pension arrangement for directors established by resolution of the Board of Directors on July 14, 1982, excluding any director who shall have a right to a pension provided by the Corporation or any subsidiary.